Exhibit 99

Marine Products Corporation Announces Change in Term and Price of Tender Offer

and Quarterly Dividend

ATLANTA, October 25, 2016 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, today announced that it is extending the term of its previously announced tender offer (the “Tender Offer”) and raising the offer price at which it is willing to purchase shares. The original expiration date of the Tender Offer of 11:59 p.m., New York City time, on November 1, 2016 has been extended to 11:59 p.m., New York City time, on November 11, 2016. The original offer price of $9.00 per share has been increased to $9.64 per share. Shareholders who previously tendered shares under the previously announced Tender Offer will receive the increased $9.64 per share offer price. All other terms and conditions of the Tender Offer, outlined in materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission ("SEC") remain the same. Shareholders are encouraged to review these materials made available on the SEC’s website at www.sec.gov. Shareholders may also obtain copies of the materials for free from the Company at 2801 Buford Highway NE, Suite 520, Atlanta, Georgia 30329, (404) 321-7910, and from the information agent for the tender offer, D. F. King & Co., Inc., at 48 Wall Street, 22nd Floor, New York, NY 10005, USA, toll-free at (800) 290-6426.

In addition, the Company announced today that its Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable December 9, 2016 to common stockholders of record at the close of business on November 10, 2016. All shareholders of record on November 10, 2016, including those who tender their shares to the Company pursuant to the Tender Offer, will receive this cash dividend on December 9, 2016.

Forward-Looking Information

Certain statements and information included in this press release constitute forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief regarding the benefits of the tender offer and its anticipated timing. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

These risks include material changes in our stock price or in market conditions in general, as well as risks impacting our business in general. Additional discussion of factors that could impact our business and the proposed tender offer is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2015.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com